EXHIBIT H


                    UNITED STATES OF AMERICA
                           before the
               SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. ______ /               , 2000

__________________________________________
                                          :
In the Matter of                          :
                                          :
ENTERGY CORPORATION, et al.               :
639 Loyola Avenue                         :
New Orleans, Louisiana 70113              :
                                          :
                                          :
(          )                              :
__________________________________________:


NOTICE OF PROPOSED SALE OF UTILITY ASSETS

       Entergy Corporation ("Entergy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and four of its wholly owned public utility subsidiaries, Entergy Arkansas, Inc. ("Entergy Arkansas"), Entergy Gulf States, Inc. ("Entergy Gulf States"), Entergy Louisiana, Inc. ("Entergy Louisiana"), and Entergy Mississippi, Inc. ("Entergy Mississippi") (collectively, the "Entergy Operating Companies"), have filed a proposal with this Commission pursuant to Section 12(d) and of the Public Utility Holding Company Act of 1935 ("Act") and Rule 44 thereunder.

           During the period through December 31, 20004, the Operating Companies propose to transfer by sale or lease utility assets as defined under the Act to customers and non-customers. The consideration for the transfers will not exceed $12,000,000 per Entergy Operating Company per calendar year, or $40,000,000 in the aggregate in any calendar year during the authorization period for all Entergy Operating Companies. The consideration for such asset transfers will, in no case, be less than the net book value of the assets being sold. In the case of any lease of utility assets, the specified lease payments over the term of the lease will be valued using a discount factor equal to the selling company's allowed rate of return at the time of entering into the lease and counted against the foregoing limitations in the initial year of the lease.

      The proposal and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by May 15, 2000, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the proposal, as filed or as amended, may be authorized.

      For  the  Commission,  by  the  Office  of  Public  Utility
Regulation, pursuant to delegated authority.



                                  [_____________]
                                      Secretary